INVESTMENT AGREEMENT
This Investment Agreement (the "Agreement"), dated as of February 24, 2025 is between Managed Portfolio Series, a statutory trust organized under the laws of the State of Delaware (the "Acquiring Trust"), on behalf of each of its series listed on Schedule A (each, an "Acquiring Fund," and collectively, the "Acquiring Funds"), severally and not jointly, and Simplify Exchange Traded Funds, a statutory trust organized under the laws of the State of Delaware (the "Acquired Trust"), on behalf of each of its series listed on Schedule B (each an "Acquired Fund," and collectively the "Acquired Funds"), severally and not jointly.
WHEREAS, the Acquiring Funds and the Acquired Funds are investment companies that are registered with the U.S. Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 (the "1940 Act");
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;
WHEREAS, Rule 12d1-4 under the 1940 Act (the "Rule") permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and
WHEREAS, the Acquiring Funds may, from time to time, invest in shares of the Acquired Funds in excess of the limitations of Section 12(d)(1) in reliance on the Rule, but not more than 10% of the outstanding shares of nay Acquired Fund will be held by the Advisory Group as defined in section 3(b);
NOW THEREFORE, in accordance with the Rule, each of the Acquiring Funds and the Acquired Funds desires to set forth the following terms pursuant to which each of the Acquiring Funds may invest in each of the Acquired Funds in reliance on the Rule.

1.	Terms of Investment

(a)
Prior to an Acquiring Fund's initial acquisition of shares of an Acquired Fund in excess of the limits of Section 12(d)(1)(A)(i) of the 1940 Act, the investment adviser of the Acquired Fund (the "Acquired Fund Adviser") shall evaluate the material terms of the Acquiring Fund's investment in the Acquired Fund (the "Material Terms"), including, at a minimum, but not limited to:
(i) the scale of contemplated investments by the Acquiring Fund and any maximum investment limits;
(ii) the anticipated timing of redemption requests by the Acquiring Fund;
(iii) whether, and under what circumstances, the Acquiring Fund will provide advance notification of investment and redemptions; and
(iv) the circumstances under which the Acquired Fund may elect to satisfy redemption requests in kind rather than in cash and the terms of any redemptions in kind;

and shall find that any undue influence concerns associated with the Acquiring Fund's investment in the Acquired Fund is reasonably addressed.

(b)	In order to help reasonably address the risk of undue influence on the Acquired Funds by the Acquiring Funds, each of the Acquiring Funds and each of the Acquired Funds agree to the following Material Terms regarding each Acquiring Fund's investment in an Acquired Fund necessary to make the required finding:
(i)    Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread orders given to an authorized participant over multiple days if the order is reasonably expected to result in that authorized participant redeeming greater than 3% of the outstanding shares of the Acquired Fund, or to provide advance notification of such orders to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests.

(ii) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, consistent with the Acquired Fund's registration statement, as amended from time to time, an authorized participant contractually engaged by the Acquired Fund or the Acquired Fund's distributor may honor any redemption request by an authorized participant acting on behalf of the Acquiring Fund or a broker-dealer retained by the Acquiring Fund partially or wholly in-kind.

(iii)    Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(iv)    Control analysis. At such time as any Acquiring Fund's investment in an Acquired Fund exceeds any of the limits of Section 12(d)(1)(i) of the 1940 Act, the Acquiring Fund or its adviser (or sub-adviser) will provide to the Acquired Fund a list of the members of the Acquiring Fund advisory group (as defined under the Rule). Thereafter, each Acquiring Fund or its adviser (or sub-adviser) will notify the Acquired Fund of any change to the list of advisory group members as soon as reasonably practicable after such change occurs.

Section 1(b) shall not apply to any purchases or sales of Acquired Funds that are listed in the secondary market.

(c)	Prior to an Acquiring Fund's initial acquisition of shares of an Acquired Fund in excess of the limits of Section 12(d)(1)(A)(i), the investment adviser of the Acquiring Fund (each, an "Acquiring Fund Adviser") shall evaluate at a minimum the complexity of the structure of the Acquiring Fund's investment in the Acquired Fund and the fees and expenses associated with the Acquiring Fund's investment in the Acquired Fund, and find that the fees and expenses of the Acquiring Fund do not duplicate the fees and expenses of the Acquired Fund.

(d)	In order to assist the Acquiring Fund Adviser with assessing the impact of fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund and any other information reasonably requested by the Acquiring Fund in order for the Acquiring Fund to make its finding required under the Rule.

2.	Representations and Obligations of the Acquired Fund

(a)
In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees:
(i) to comply with all conditions of the Rule applicable to Acquired Fund;
(ii) to comply with its obligations under this Agreement;
(iii) provide the Acquiring Fund on a timely basis with any updates to information previously provided under this Agreement that could materially impact the required findings made by the Acquiring Fund under the Rule; and
(iv) to promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule or this Agreement.

3.	Representations and Obligations of the Acquiring Fund

(a)
In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees:

(i) to comply with all conditions of the Rule applicable to Acquiring Fund;
(ii) to comply with its obligations under this Agreement;
(iii) that investments in the Acquired Fund will be consistent with the investment policies set forth in the Acquiring Fund's registration statement;
(iv) provide the Acquired Fund on a timely basis with any updates to information previously provided under this Agreement that could materially impact the required findings made by the Acquired Fund under the Rule; and
(v) to promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule or this Agreement.

	(b)	The Acquiring Fund or the Acquiring Fund Adviser or persons controlling, controlled by, or under common control with the Acquiring Fund Adviser (the "Advisory Group"), or any investment sub-adviser or person controlling, controlled by, or under common control with an investment sub-adviser to the Acquiring Funds (the "Sub-Advisory Group") will not individually or in the aggregate acquire more than 25% of the voting securities of any Acquired Fund or otherwise control any Acquired Fund within the meaning of Section 2(a)(9) of the 1940 Act. In the event an Acquiring Fund and its Advisory Group (in the aggregate) hold more than 25% of the outstanding voting securities of an Acquired Fund as a result of a decrease in the outstanding voting securities of the Acquired Fund, the Acquiring Fund and its Advisory Group will vote its securities as required by paragraph (b)(1)(ii) of the Rule.
4.	Indemnification

(a)	Each Acquiring Fund agrees to hold harmless and indemnify the applicable Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions ("Claims") asserted against the Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Acquiring Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Acquiring Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

(b)	Each Acquired Fund agrees to hold harmless and indemnify the applicable Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Acquired Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Acquired Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

5.	Notices
Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement and the Rule shall be in writing and shall be delivered to the contact identified below by (i) overnight courier, (ii) registered or certified mail, (iii) facsimile with confirmation during normal business hours, or (iv) electronic mail. All notices, demands or requests so given will be deemed given when actually received as evidenced by written confirmation thereof.
If to an Acquiring Fund:
Managed Portfolio Series
C/O Kensington Asset Management
777 East Wisconsin Ave, 6th Floor
Milwaukee, Wisconsin 53202
Email: ops@kensingtonassetmanagement.com

If to an Acquired Fund:
Simplify Exchange Traded Funds
c/o Simplify Asset Management Inc.
222 Broadway, 22nd floor
New York, NY 10038
Attn: Paul Kim
Email: Paul.Kim@simplify.us

6.	Termination; Governing Law

(a)	This Agreement will continue until terminated in writing by either party upon sixty (60) days' notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A)(i) limits.

(b)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

7.	Miscellaneous

(a)	This Agreement shall be effective for the duration of the Acquired Fund's and the Acquiring Fund's reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in the Acquired Fund made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 6(a).

(b)	This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(c)	Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(d)	With the exception of Schedules A and B, which may be amended via notification to the contacts identified in Section 5 of this Agreement solely for the purpose of adding a new Acquiring Fund or new Acquired Fund, no amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized representative of each party.

(e)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(f)	In any action involving an Acquired Fund or an Acquiring Fund under this Agreement, each Acquiring Fund or Acquired Fund agrees to look solely to the individual Acquiring Fund or Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquiring Funds or Acquired Funds.
(g)	If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.
(h)	Any Acquiring Fund or Acquired Fund may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
Kensington Asset Management, LLC on behalf of Managed Portfolio Series

By:	/s/ Will Bower
Name:	Will Bower
Title:	Executive Director

Simplify Exchange Traded Funds

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	President

SCHEDULE A
List of Acquiring Funds

Kensington Defender Fund, a series of Managed Portfolio Series

SCHEDULE B
List of Acquired Funds

Exhibit A

Simplify Commodities Strategy No K-1 ETF	HARD